CRAILAR to Present at the 27th Annual Roth Conference

VICTORIA, Feb. 23, 2015 /PRNewswire/ - CRAiLAR Technologies Inc. ("Company") (OTCQB: CRLRF) (TSXV: CL), which produces and market CRAiLAR® Flax fiber The Friendliest Fiber On The Planet™, announced today that the Company will present at the 27th Annual ROTH Growth Stock Conference on Tuesday, March 10, 2015 at 6 pm EST, 3 pm PST at The Ritz Carlton, in Dana Point, California.

If you would like to schedule a one-on-one meeting with the Company's management team at the conference, please visit oneononerequests@roth.com. For more information about the 27th Annual ROTH Growth Stock Conference, please visit roth.com.

About CRAiLAR Technologies Inc.

CRAiLAR Technologies Inc. is focused on bringing cost-effective, sustainable bast fiber-based products to market that are environmentally friendly natural fiber alternatives with equivalent or superior performance characteristics to cotton, wood or fossil-fuel based fibers. The Company's business operations consist primarily of the production of its natural and proprietary CRAiLAR® Flax fibers targeted at the natural yarn and textile industries, as well as the deployment of its CRAiLAR® processing technologies in the cellulose pulp and composites industries.

SOURCE Crailar Technologies Inc.